EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Vapor Corp. on Amendment No. 2 on Form S-1 (File No. 333-192391) of our report dated March 29, 2013, except for Note 11, as to which the date is January 16, 2014, with respect to our audits of the consolidated financial statements of Vapor Corp. as of December 31, 2012 and 2011 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 16, 2014